EXHIBIT 99

News Release

For immediate release

Contact:	Valerie Brodie
VP, IR and Corporate Communications
Epicor Software
Irvine, CA, USA
Phone +1 949-585-4293
E-mail vbrodie@epicor.com

Epicor Reports Fourth Quarter and Fiscal Year 2004 Earnings

Grows Revenues 64% Year-over-year and License Revenues 99% Year-over-year;

Exceeds Fourth Quarter Revenue and Earnings Targets;

Raises Guidance for 2005

IRVINE, Calif., January 26, 2005 – Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise software solutions, today reported its financial results for the fourth quarter and year ended December 31, 2004.

“We are very pleased to report significant profitable growth and cash flow for the eighth consecutive quarter,” said chairman, CEO and president, George Klaus. “We met or exceeded our targets across all of our major product groups and across both domestic and international geographies allowing us to achieve fourth quarter license revenue growth of 99% with organic license revenue growth of over 28%. Going forward, we expect the introduction of our Web services manufacturing suite, Vantage 8.0, to generate tremendous interest from our customer base in addition to delivering technology and functionality for a rebounding manufacturing sector and improved IT spending environment.”

“During the quarter, we closed a transaction for over $1 million in net license revenues with Hyatt International Corporation, endorsing our strategy to become the standard tiered solution provider to Fortune 1000 customers. Hyatt International added an additional 65 sites to its existing installation of 43 sites, and has mandated that all of its international operations standardize on the Epicor Scala back office suite by the end of 2006.

Klaus continued, “I am very excited about our new products, global infrastructure and market opportunity which will allow us to pursue significant growth initiatives in 2005.”

Revenue Summary

Total revenues for the fourth quarter were $72.1 million, compared with $44.1 million in the prior year’s quarter, up 64%. Revenues for the fourth quarter 2004 included $22.1 million for Scala Business Solutions. For the year ended December 31, 2004, revenues totaled $226.2 million compared with revenues of $155.4 million in the prior year, up 46%. Revenues for 2004 included the contribution from Scala of $42.7 million.

License revenues were $23.9 million for the fourth quarter compared to $12.0 million in the fourth quarter of 2003 up 99%. Licenses revenues for the fourth quarter 2004 included $8.4 million for Scala. License revenues for the year were $61.9 million compared with license revenues of $38.7 million for the year 2003, an increase of 60%. License revenues for the year 2004 included $14.3 million for Scala. Service revenues for the fourth quarter of 2004 were $46.8 million compared with $31.4 million in the fourth quarter of 2003, up 49%. Service revenues for the fourth quarter 2004 included $13.4 million for Scala. Service revenues for the year were $160.9 million compared with $114.5 million in 2003, up 41%. Service revenues for the year 2004 included $27.9 million for Scala.

Income Summary

For the fourth quarter, the company reported GAAP net income of $9.9 million or $0.18 per diluted share compared with $3.5 million or $0.07 per diluted share in the prior year’s period. For the fourth quarter of 2004, adjusted earnings were $13.7 million or $0.24 per diluted share compared with adjusted earnings of $6.5 million or $0.13 per diluted share in the same period last year. Adjusted earnings exclude amortization of capitalized software development costs and acquired intangible assets, stock-based compensation expense and restructuring charges.

For the year 2004, the company reported GAAP net income of $25.3 million or $0.47 per diluted share compared with a net income of $9.1 million or $0.18 per diluted share reported in the year 2003. For the year, adjusted earnings, as described above, were $37.6 million or $0.70 per diluted share, compared to adjusted earnings of $20.4 million or $0.41 per diluted share for the year 2003.

Balance Sheet Summary

The company’s balance sheet at December 31, 2004 showed cash and cash equivalents of $53.7 million. At year-end, net accounts receivable was $55.3 million and deferred revenues were $60.2 million. Day sales outstanding was 69, up from 53 in the third quarter 2004. The increase in DSO’s was directly attributable to Scala’s practice of billing annual maintenance for a significant number of customers at the end of the year as well as the company experiencing an unusually high quarter end performance relative to license revenue, which included several large deals recorded at the end of December

2005 Outlook

The company provided its guidance for the first quarter 2005, with total revenues expected to be $67 million. GAAP earnings per diluted share for the first quarter 2005 is expected to be $0.12 with adjusted earnings, as described above, per share of $0.17.

The company also raised its revenue guidance for the year 2005 to $274 million from $273 million in revenues, GAAP earnings per diluted share of $0.65 and raised adjusted earnings guidance, as described above, to $0.84 per diluted share from $0.83 per diluted share, in each case using a weighted average share count of 57 million shares.

Fiscal Year 2004 Highlights

•	Revenue growth of 46% year over year

•	License revenue growth of 60% year over year

•	Earnings growth of 180% year over year

•	Generated $28 million in cash from operations

•	Completed and successfully integrated the acquisition of Scala Business Solutions

•	Added 215 new customers in the fourth quarter and over 585 new customers in the year

•	Delivered over 130 products and releases in 2004 across our entire portfolio of product and solution suites

•	Introduced Vantage 8.0 the market’s leading service-oriented architected manufacturing suite

•	Received 22 awards and industry recognition including CEO of the Year—Software Council of Southern California; Outstanding Executive, Public Company—Orange County Council of AeA; Hottest Companies of 2004—Start magazine; 2004 “Global ISV of the Year” Finalist—Microsoft Partner Awards; Reader’s Choice Awards—Best Financial Application: Epicor Financials—WindowsIT Pro Magazine

The company will hold an investor and analyst conference call to review the fourth quarter and year’s results and highlights directly following the release after the close of market at 2:00 p.m. PST.

When:	Wednesday, January 26, 2005

Time:	2:00 p.m. PST

Dial in:	+1 (800) 289-0508 or outside the U.S. +1 (913) 981-5550

Conf ID:	Epicor

On the call, George Klaus, Epicor’s chairman, CEO and president will review fourth quarter and fiscal year 2004 earnings and the outlook for 2005. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only web cast of the call will be made available to the public on the company’s web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the company’s web site.

# # #

About Epicor Software Corporation

For 20 years, Epicor has been a recognized leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) software solutions to midmarket companies around the world. With the acquisition of Scala, Epicor became a global leader in the midmarket serving over 20,000 customers in 143 countries and supporting more than 30 languages. Epicor leverages innovative technologies like Web services in developing end-to-end, industry-specific solutions for manufacturing, distribution, enterprise service automation and hospitality that enable companies to drive efficiencies throughout business operations and build competitive advantage. With the scalability and flexibility to support long-term growth, Epicor’s solutions are complemented by a full range of services, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

# # #

Epicor and Scala are registered trademarks of Epicor Software Corporation and Scala Business Solutions N.V., respectively. All other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements with respect to the financial condition, results of operations and activities of Epicor. These forward looking statements include statements regarding expected revenues, earnings and earnings per share, opportunities for growth, and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s Quarterly report on Form 10-Q for the period ended September 30, 2004 at pages 37-46. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

This press release includes certain non-GAAP financial measures, including organic revenue growth, which excludes the revenue contribution of Scala, and adjusted net income and net income per diluted share amounts, which exclude the amortization of capitalized software development costs and acquired intangible assets, stock compensation expense and restructuring charges.

These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. The company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the company’s business operations. These measures also facilitate management’s internal comparisons to our historical operating results and to our competitors’ operating results, operational forecasting and budgeting. Investors and potential investors are encouraged to review the reconciliation of the non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$53,651	$38,881
Restricted cash	60	501
Accounts receivable, net	55,296	27,134
Prepaid expenses and other current assets	6,719	5,268

Total current assets	115,726	71,784
Property and equipment, net	7,045	3,040
Intangible assets, net	44,975	12,847
Goodwill	83,492	10,841
Other assets	4,527	3,711

Total assets	$255,765	$102,223

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,437	$5,958
Accrued expenses	47,792	26,038
Current portion of accrued restructuring costs	3,287	2,117
Current portion of long-term debt	289	—
Deferred revenue	60,212	37,345

Total current liabilities	122,017	71,458

Long-term debt	30,327	—
Long-term portion of accrued restructuring costs	2,462	1,355

Total long-term liabilities	32,789	1,355

Stockholders’ equity:
Preferred stock	3,046	10,423
Common stock	53	46
Additional paid-in capital	308,264	252,088
Less: treasury stock at cost	(4,431)	(322)
Less: unamortized stock compensation expense	(2,379)	(5,002)
Accumulated other comprehensive loss	(818)	266
Accumulated deficit	(202,776)	(228,089)

Net stockholders’ equity	100,959	29,410

Total liabilities and stockholders’equity	$255,765	$102,223

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues:
License fees	$23,879	$12,026	$61,869	$38,700
Consulting	16,053	11,069	56,891	38,821
Maintenance	30,796	20,323	103,967	75,681
Other	1,322	645	3,483	2,220

Total revenues	72,050	44,063	226,210	155,422
Cost of revenues	23,317	15,410	80,022	57,630
Amortization of intangible assets and capitalized software development costs	2,672	1,882	7,327	7,097

Total cost of revenues	25,989	17,292	87,349	64,727

Gross profit	46,061	26,771	138,861	90,695
Operating expenses:
Sales and marketing	15,805	10,489	47,975	37,537
Software development	6,655	5,139	24,736	20,058
General and administrative	12,113	6,489	35,043	20,424
Stock-based compensation expense	654	1,120	2,617	3,336
Provision for doubtful accounts	871	(181)	1,485	(1,022)
Restructuring charges and other	480	—	2,382	937
Settlement of claim	—	—	(284)	—

Total operating expenses	36,578	23,056	113,954	81,270

Income from operations	9,483	3,715	24,907	9,425
Other income, net	1,039	23	1,742	268

Income before income taxes	10,522	3,738	26,649	9,693
Provision for income taxes	581	191	1,336	399

Net income	$9,941	$3,547	$25,313	$9,294

Value of beneficial conversion related to preferred stock	—	—	—	(241)

Net income applicable to common stockholders	$9,941	$3,547	$25,313	$9,053

Net income per share applicable to common stockholders:
Basic	$0.19	$0.08	$0.50	$0.21
Diluted	$0.18	$0.07	$0.47	$0.18
Weighted average common shares outstanding:
Basic	53,423	43,760	50,753	43,136
Diluted	56,577	51,613	53,714	49,509

EPICOR SOFTWARE CORPORATION

ADJUSTED EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Net income applicable to common stockholders	$9,941	$3,547	$25,313	$9,053

Add back:
Amortization of intangible assets and capitalized software development costs	2,672	1,882	7,327	7,097
Stock-based compensation expense	654	1,120	2,617	3,336
Restructuring charges	480	—	2,382	937

Adjusted earnings	$13,747	$6,549	$37,639	$20,423

Adjusted earnings per diluted share	$0.24	$0.13	$0.70	$0.41

Weighted average common shares outstanding:
Diluted	56,577	51,613	53,714	49,509